Exhibit 5.1
July 23, 2010

Wowjoint Holdings Limited 1108 A Block Tiancheng Mansion #2 Xinfeng Road Deshengmenwai Street Xicheng District, Beijing China	DIRECT LINE: (852) 2842 9511 E-MAIL: david.lamb@conyersdill.com OUR REF: DML/lg/325590/(M#872760) YOUR REF:

Dear Sirs,

Wowjoint Holdings Limited (the “Company”)
(previously known as “China Fundamental Acquisition Corporation”)

We have acted as special Cayman legal counsel to the Company in connection with a secondary public offering of ordinary shares, par value US$0.001 per share (the “Shares”) and  warrants (the “Warrants”) to purchase from the Company Shares issuable upon exercise of the Warrants as described in the prospectus contained in the registration statement (the “Registration Statement”) on Form F-1 filed by the Company under the United States Securities Act of 1933, as amended (the “Securities Act”) with the United States Securities and Exchange Commission (the “SEC”) on May 3, 2010, as amended.

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement;

(ii)	the prospectus (the “Prospectus”) contained in the Registration Statement; and

(iii)	the warrant agreement dated 21 May 2008, the warrant purchase agreement dated 29 April 2008 and the warrant certificates (the “Warrant Documents”) constituting the Warrants.

Wowjoint Holdings Limited
July 23, 2010

We have also reviewed and relied upon (1) the memorandum of association and the articles of association of the Company, (2) copies of the minutes of meetings and written resolutions passed by directors of the Company dated March 26, 2008 and April 30, 2010 (together, the “Minutes”), (3) the register of members of the Company as at 22 February, 2010 received by e-mail on 8 July, 2010, (4) a certificate of good standing issued by the Cayman Islands Registrar of Companies on 1 June, 2010 (the “Certificate Date”) and (5) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (ii) the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement and other documents reviewed by us, (iii) that the resolutions contained in the Minutes are full and accurate records of resolutions passed at meetings duly convened and held by the directors and shareholders of the Company in accordance with the articles of association of the Company and that such resolutions have not been amended or rescinded and remain in full force and effect; (iv) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (v) the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the SEC; (vi) the validity and binding effect under the laws of  the State of New York of the Warrant Documents; (vii) that the Warrant Documents have not been amended and remain in force and effect; (viii) that the Warrant Documents have been delivered by the Company with an intention to be bound thereby; (ix) that the subscription price of the Shares has been paid in full; and (x) that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

The obligations of the Company under the Warrant Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, whether or not it was applying the laws of the State of New York, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages.  Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Warrant Documents if there are other proceedings in respect of those Warrant Documents simultaneously underway against the Company in another jurisdiction.

China Fundamental Acquisition Corporation
July 23, 2010

We express no opinion as to validity or the binding effect of obligations to make any payment at an increased rate on overdue amounts or on the happening of an event or default or to pay a specified rate or interest on the amount of a judgment after the date of judgement.  In addition, any provision expressly or impliedly providing that certain statements, calculations and/or certificates are incorrect on their face or fraudulent will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.
The issue of the Shares has been duly authorised and the Shares are validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Shares).

3.	The Warrant Documents will constitute the valid and binding obligations of the Company in accordance with the terms thereof.

China Fundamental Acquisition Corporation
July 23, 2010

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us under the headings “Taxation” and “Legal Matters” in the Prospectus contained in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the SEC thereunder.

Yours faithfully,

CONYERS DILL & PEARMAN